Exhibit 99.1

Syntel Reports First Quarter 2013 Financial Results

Highlights:

•	Q1 revenue of $189.1M, up 11% from year-ago quarter and 1% sequentially

•	Q1 EPS of $1.11 per diluted share, up 14% from year-ago quarter

•	Q1 cash & short term investments of $438M

•	Global Headcount of 22,179 on March 31, 2013, up 13% versus prior year

TROY, Mich. – April 18, 2013 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the first quarter, ended March 31, 2013.

First Quarter Financial Highlights

Syntel’s revenue for the first quarter increased 11 percent to $189.1 million from $170.7 million in the prior-year period, and increased one percent sequentially from $187.8 million in the fourth quarter of 2012. During the first quarter, Applications Outsourcing accounted for 76 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 16 percent, e-Business contributing six percent and TeamSourcing at two percent.

The Company’s gross margin was 41.1 percent in the first quarter, compared to 41.8 percent in the prior-year period and 45.2 percent in the fourth quarter of 2012. Selling, General and Administrative (SG&A) expenses were 13.7 percent of revenue in the first quarter, compared to 15.8 percent in the prior-year period and 15 percent in the fourth quarter of 2012.

The first quarter income from operations was 27.4 percent of revenue as compared to 26.1 percent in the prior-year period and 30.2 percent in the fourth quarter of 2012. The sequential reduction in operating margin reflects advanced hiring, compensation increases, the impact of currency-related balance sheet translations, and the appreciation in the Indian rupee, among other factors.

Net income for the first quarter was $46.4 million or $1.11 per diluted share, compared to $40.7 million or $0.98 per diluted share in the prior-year period and net income of $49.9 million or $1.19 per diluted share in the fourth quarter of 2012.

During Q1, Syntel spent $5.2 million in CAPEX, largely in support of campus infrastructure, and finished the quarter with cash and short-term investments of $438 million. The Company also added 772 net employees, ending the quarter with 22,179 employees globally.

Operational Highlights

“I am pleased with our revenue performance in this seasonally weak quarter,” said Syntel CEO and President Prashant Ranade. “We are investing in our capabilities and growing our ranks with the aim of enhancing our market position while we pursue our long-term strategic initiatives.”

“Customers are demanding solutions that reflect an informed understanding of their industry,” said Ranade. “Our business is evolving with our customers’ needs and the clear emphasis on capabilities vs. size plays to our particular strength.”

“During the first quarter, pipelines continued to build and we still think the overall environment is improved from what we saw a year ago. We are hiring in support of the opportunities we see and were pleased with the level of profitability we delivered this quarter despite the higher headcount. We remain focused on leveraging our strength in providing innovative solutions and a level of service that exceeds our customers’ expectations.”

2013 Guidance

Based on current visibility levels and an exchange rate assumption of 54 Indian Rupees to the dollar, the Company currently expects 2013 revenue of $785 to $815 million and EPS in the range of $4.25 to $4.50.

Syntel to Host Conference Call

Syntel will discuss its first quarter 2013 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until April 25, 2013 by dialing (855) 859-2056 and entering “34742912”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq:SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2008 certified. As of March 31, 2013, Syntel employed more than 22,000 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Asia/Pacific: Sikta Samantaray, +91 9167512186, sikta_samantaray@syntelinc.com

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SYNTEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED MARCH 31,
	2013	2012

Net revenues	$189,106	$170,744
Cost of revenues	111,329	99,292

Gross profit	77,777	71,452
Selling, general and administrative expenses	25,904	26,946

Income from operations	51,873	44,506

Other income, principally interest, net	9,015	8,289

Income before provision for income taxes	60,888	52,795

Income tax expense	14,464	12,050

Net income	$46,424	$40,745

Other Comprehensive Income (Loss)

Foreign currency translation adjustments	$1,865	$14,831

Gains (losses) on derivatives:
Gains (losses) arising during period on net investment hedges	90	1,181

Unrealized gains (losses) on securities:
Unrealized holding gains arising during period	211	272
Reclassification adjustment for gains included in net income	(823)	(177)

	(612)	95

Defined benefit pension plans:
Net Profit (loss) arising during period	6	(4)
Amortization of prior service cost included in net periodic pension cost	8	9

	14	5

Other comprehensive income (loss), before tax	1,357	16,112
Income tax expenses related to Other Comprehensive Income(loss)	197	(31)

Other comprehensive income (loss), net of tax	1,554	16,081

Comprehensive Income	$47,978	$56,826

Dividend per share	$—	$0.06

EARNINGS PER SHARE:
Basic	$1.11	$0.98
Diluted	$1.11	$0.98

Weighted average common shares outstanding:

Basic	41,742	41,653

Diluted	41,839	41,765

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$131,196	$94,622
Short term investments	306,823	326,653
Accounts receivable, net of allowance for doubtful accounts of $2,161 and $2,168 at March 31, 2013 and December 31, 2012, respectively	84,450	86,004
Revenue earned in excess of billings	25,576	11,875
Deferred income taxes and other current assets	60,840	51,736

Total current assets	608,885	570,890
Property and equipment	209,477	204,151
Less accumulated depreciation and amortization	87,972	85,033

Property and equipment, net	121,505	119,118
Goodwill	906	906

Non current Term Deposits with Banks	14	14

Deferred income taxes and other non current assets	35,163	34,908

TOTAL ASSETS	$766,473	$725,836

LIABILITIES AND SHAREHOLDERS’ EQUITY LIABILITIES
Current liabilities:
Accrued payroll and related costs	$41,520	$49,889
Income taxes payable	11,785	8,873
Accounts payable and other current liabilities	33,393	34,950
Loans and borrowings	50,021	50,029
Deferred revenue	2,708	4,694

Total current liabilities	139,427	148,435

Other non current liabilities	12,387	11,731

Total liabilities	151,814	160,166
SHAREHOLDERS’ EQUITY
Total shareholders’ equity	614,659	565,670

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$766,473	$725,836